Tangshan Baoliyuan Coking Co., Ltd.

CDQ Waste Heat Recycling

Energy Management Cooperation Agreement

Company Name: Tangshan Baoliyuan Coking Co., Ltd

Legal Representative:

Contact Person:

Address:

Telephone:

Fax:

Company Name: Xi’an TCH Energy Technology Co., Ltd

Legal Representative:

Contact Person:

Address:

Telephone:

Fax:

Place of this agreement is executed: west side of the village, Liu Tai Zi, Shaheyi Town, Qian'an City, Tangshan, Hebei province.

Item 1 General

Party A: Tangshan Baoliyuan Coking Co., Ltd.

Tangshan Baoliyuan Coking Co., Ltd. was founded in 2003 and located in Shaheyi Town, Qian’an City, covering an area of 300 mu (approximately 50 acre), with 820 employees and fixed assets of RMB 654 million yuan. Its annual production capacity is 1.1 million tons of coking coke. It has 5.5 meters coke oven, coke quenching, coal preparation, selection and cooling coke, desulfurization, thiamine, elution benzene, utilities and auxiliary systems in the supporting factory, among of which, some of products have reached international coke standard. It has its own special railway and storage and transportation land field. The traffic is very convenient.

Party B: Xi’an TCH Energy Technology Co., Ltd.,

Xi’an TCH Energy Technology Co., Ltd. is a wholly owned subsidiary of China Recycling Energy Corp. (NASDAQ: CREG) which is a leading developer of waste energy recycling projects for industrial applications in China. CREG is mainly engaged in waste pressure, waste heat and waste stream as well as other new energy power generation projects.

Based on the principle of win-win cooperation, after friendly and duly negotiation, both parties agree to cooperate in energy-saving through Energy Management Contract. In compliance with Contract Law of People’s Republic of China, on the basis of truly and duly consideration, both parties enter into following agreement.

Item 2 Terms and Definitions

The two parties agreed: The relevant terminology and technical terms involved in this agreement and related accessory agreements are defined and explained as follows:

2.1 Project Description:

2.1.1 Party B will invest and build a 140 tons/hour of coke dry quenching (“CDQ”) facility and waste heat power generation station with a capacity of 25 MW by utilizing Party A’s coking process.

2.1.2 Party B will invest and construct a high scale waste water treatment system matching with Party A’s current coking processing systems.

2.2 Completion: construction and installation are completed according to Party B’s design and the system operates properly for consecutive 72 hours.

2.3 Force majeure: natural disasters and other events that can't be controlled according to the law.

Item 3 Energy Services and Requirements

3.1 Party A appoints Party B for energy services as follows:

3.1.1 Objective: Based on Party A’s requirement: (1) build a 140 tons/hour CDQ system and a 25 MW waste heat power generation station; (2) build a high scale waste water treatment system.

3.1.2 Content:

1. CDQ body system: CDQ auxiliary, hot coke loading equipment, equipment for recovery of coke powder, cold coke discharging equipment, speed control system for hoist, speed control system for fan, electrical control and equipment, PLC control system, and inspection instruments.

2. Supporting facilities: dust removal system, auxiliary machine room, main control building, belt conveyor system, and water pump house.

3. Power generation facilities: waste heat boiler, boiler auxiliary, waste gas unit, steam turbine, and power generator.

4. Nitrogen manufacturing facilities and waste water treatment, exclude special building foundation construction and dismantlement or transformation of original facilities. Fresh water and waste water treatment plant will be shared by with Party A. Party A is responsible for connecting the water to the CDQ area, and waste water will be discharged into the waste water treatment facility built by Party A.

5. High scale waste water treatment system: membrane waste water treatment for coking waste water.

3.1.3 Method:

1. Party B is responsible for the investment, design, construction (include civil construction) and operation of CDQ system. Party A is responsible for providing new water, low pressure steam and compressed air. The settlement price for such utilities will be settled according to the internal settlement price of Party A.

2. Party B is responsible for the investment, design, construction, operation and management of the water treatment system.

1

3.2 Term and schedule:

(1) The agreement becomes effective on the date when the agreement is signed and sealed by the parties;

(2) Construction period: 15 months after the agreement becomes effective. The three months are the preparation period to apply and receive all the permits and complete the design and technical confirmation. The fourth to the fifth months are equipment tendering and bidding period. The sixth to the fifteenth months are the project construction period.

Party B committed the preliminary design of the project will be completed within two months after the agreement becomes effective. The preliminary design will be examined and confirmed by both parties. The civil construction will start after the construction condition is ready.

If the project is delayed or cannot be completed wholly or partly without reasonable cause by any party, the other party has right to terminate the agreement and the defaulting party shall assume all the damages.

(3) The start date for the energy saving benefit sharing will be the date when the waste heat power station successfully passes 72 consecutive hour test run.

(4) Power generated and related revenue during testing period belong to Party B.

(5) The energy saving sharing term is 20 years, and at the end of the term, the property will be transferred from Party B to Party A at the price of RMB 1.

During the energy saving sharing term, if the project is shut down or adjusted due to the change of national or government’s regulation and planning, or the main equipment of any party stops running due to technical reason or the end of its service life, the agreement will lose its effectiveness automatically. At such time, the assets of the project will be disposed by Party B.

Item 4 Energy Saving Sharing Method

4.1 The investment into the CDQ project is RMB 200 million (subject to the final actual amount occurred). The total investment is not related to the energy saving fees. During the energy saving benefit sharing period, the energy price is RMB 0.7/degree (including tax).

4.2 During the benefit sharing period, Party B shall receive 92.86% of benefit of the energy saving of the project.

4.3 Energy saving fee is paid in installments by Party A to Party B, the specific timing and amount of payments are as follows:

4.3.1 After 72 hours test run and upon the power plant is put into formal operation, Party A shall pay Party B once every month. The 25th day of each month is the closing day for the billing circle of that month. Fees shall be paid before the 10th day of next month. The energy saving fee is calculated based on the item 4.1 of the agreement.

2

4.3.2 Party A will install power generation measurement instrument independently. Party B shall report the reading of the instrument and Party A shall confirm.

4.4 The payment regarding item 4.1 and 4.3 shall be made by Party A in wire transfers.

Item 5 Payment of Water Treatment Project

5.1 The total investment of the waste water treatment system is around RMB 20 million (subject to the final actual amount occurred).

5.2 Party A will party B a fixed fee as the payment of Party B’s investment and interest, specifically as follows:

5.2.1 The payment term is 2 years (excluding construction period).

5.2.2 Starting from the first month after the construction of the waste water treatment system is completed and accepted, Party A will pay Party B a flat fee as investment return. For first 12 months, Party A shall pay Party B RMB 1.05 million per month; From thirteenth to twenty-fourth month, Party A shall pay Party B RMB 940 thousand per month;

5.3 Party B should pay Party A before the 10th day of each month according to item 5.2 by wire transfer.

Item 6 Obligation of Party A

In addition to other requirements in the agreement, Party A shall fulfill the following obligations:

6.1 Within 10 days after the agreement is signed, 1) Party A shall provide Party B with valid assets (including tangible property and real estate) as guarantee; 2) Party A shall provide performance pledge or guarantee to Party B; (3) Party A shall provide basic material of the enterprise and financial statements as required.

6.2 Without interfering normal operation, Party A shall provide temporary offices, canteen, accommodation, and transportation for assigned employees of Party B.

6.3 Provide necessary information; and coordinate Party B to carry out energy saving measurement and verification.

6.4 Coordinate Party B with maintenance, inspection, and repair of equipment and facilities, and make sure Party B could use equipment and facilities of the project.

6.5 Party A shall complete the project establishment, environmental assessment, and approval application for construction land, national grid connection quickly after the agreement is signed. If there is any delay of such formalities, the construction schedule is postponed accordingly.

3

6.6 During the operation period of the project, Party A shall provide waste heat required by boiler of the waste heat power station according to its normal CDQ process at no charge. The waste heat supply shall be no less than 8,000 hours annually. The coking production capacity should be no less than 80% of designed capacity. Party B shall install related instruments to measure above mentioned parameters. If the time and number cannot be reached, Party A shall pay Party B at the amount based upon electricity generation that is calculated according to the time and number mentioned above.

6.7 Provide necessary assistance on project execution and management.

6.8 Assist Party B in applying for subsidies, awards, or other applicable grants from the government or organizations. The grants received shall be shared between two parties at 50% each, and relevant costs and expenses shall be borne by both parties equally. Benefits of coke and fine coke from the CDQ process belong to Party A.

6.9 Party A shall fully participate in the design, equipment tendering and procurement and give technical advices to Party B regarding the design, equipment utilization, project progress and quality and minor the implementation.

Item 7 Obligations of Party B

In addition to other requirements in the agreement, Party B shall fulfill the following obligations:

7.1 Party B shall mobilize construction personnel and start construction after the construction plan is approved by Party A. The construction personnel shall be abided by rules and regulations of Party A. Party B is responsible for the safety. The project shall be completed on schedule unless the delay is caused by Party A or force majeure.

7.2 Assist Party A in energy saving measurement and verification.

7.3 Deliver all drawings, construction plans, training materials, equipment lists to Party A after the commencement of construction.

7.4 Equipment installation and adjustment and test shall comply with the design and meet designed power generation and other technical indexes (mainly on the specifications of quantity for handling dry coke, coke loss, steam quantity per ton of coke, power generation per ton of coke, power consumption per ton of coke). Power generated by Party B shall comply with the national standard.

7.5 Party B shall send experts on site to check the project operation regularly or from time to time based upon the project operation conditions.

Item 8 Project Acceptance

8.1 The following standards and methods are agreed by the two parties to be used to inspect the functional completion of the construction:

4

8.1.1 Functional completion indicators for Party B:

(1) The CDQ waste heat power station can produce electricity normally; (2) the waste water treatment system operates normally and meet the standards.

8.1.2 Functional completion acceptance criteria: refer to design criterion;

8.1.3 Acceptance measures for functional completion: Party B is responsible for the examination and acceptance for the construction and installation of the project and assumes related expenses. Party A is responsible for the specialized and government inspection and acceptance and assumes related expenses, including environmental protection, fire fighting, industrial hygiene, records, pressure vessel (boiler detection), electrical equipment, anti-thunder and hoisting equipment, while Party B shall provide assistance.

8.1.4 Inspection and acceptance time, place and personnel: within 15 days after Party B informs Party A that the power station and waste water treatment system are in the conditions ready for acceptance; both parties determine the place and personnel.

8.2 Party A shall take the lead and Party A shall assist Party B to organize the construction project inspection and acceptance. If the system works properly for 72 consecutive hours, the project passes acceptance inspection. The project acceptance report shall be signed by supervisors and technicians who participate the acceptance inspection from both parties and sealed with the parties' chops. The acceptance report should indicate the instrument data, operation status and instant effects.

8.3 The execution date of the acceptance report will be regarded as the date when the project is under stable operation status. The electricity produced will be considered officially being supplied to Party A.

Item 9 Ownership

During the term of the agreement, Party B possesses the assets of the project (including equipment and facilities, tangible assets such as design and drawings, and intangible assets such as technology secrets, etc.). After the agreement expires, section 3.2 (5) shall apply.

Item 10 Liability for Breach of Agreement

10.1 Party A’s liability for breach of agreement

10.1.1 After the agreement becomes effective and before the test run, if Party A didn’t perform its obligations under the agreement, Party A shall pay Party B’s actual expenses regarding implementing the project including engineering design, financial expenses, construction, equipment purchase, installation, transportation, etc. and a penalty equivalent to 10% of such total expenses.

10.1.2 If Party A doesn’t pay Party B the energy-saving fee according to item 4.1, 4.3 and fees in item 5.2, Party A shall pay penalty for overdue payment on the daily basis of each day overdue equivalent to 1‰ of total outstanding fees due.

5

10.1.3 If the project stops operating due to Party A’s reasons, Party A shall undertake the energy-saving fee during the shutdown (based on 12-month average power supply volume before shutdown). If the shutdown period is more than 6 months, Party B has the right to terminate the agreement, and Party A shall compensate Party B for losses based on the final project investment and pay a penalty no less than 10% of the final project investment.

10.2 Party B’s Responsibility for Breach of the Agreement

10.2.1 After the agreement becomes effective and before the test run, if Party B doesn’t perform its obligations under the agreement or provide construction capital as agreed, Party B shall pay Party A’s actual expenses regarding implementing the project including preliminary preparation and financial expenses and a penalty equivalent to 20% of such total expenses.

10.2.2 If the project is not on schedule due to Party B’s reasons, Party B shall be responsible for all losses and penalties. If the delay is more than 60 days, Party A has the right to terminate the agreement, and Party B shall pay Party A for losses according to item 10.2.1.

10.2.3 Party B shall be responsible for the technical proposal, designing scheme and engineering quality. If Party B cannot meet technical standards, Party B shall pay for all losses to Party A.

10.3 If any party breaches the agreement, the other party shall take appropriate remedial measures according to the written notice from the breaching party to prevent the increase of losses. Otherwise, the enlarged loss or related expenses for the remedial measures cannot be reimbursed.

Item 11 Projects Risks and Responsibility

11.1 The improvement of the project shall comply with following conditions and responsibilities:

11.1.1 The improvement of equipment. Without lowering service standards, any party could improve the equipment or modify the operational program to enhance economic returns with the other party’s written consent.

11.2 The removal of the project shall comply with following conditions and responsibilities:

Without party B’s written consent, Party A cannot remove the equipment or make any substantial change to the equipment. Otherwise, Party B has the right to terminate the agreement immediately. Party A shall pay the energy saving fee and compensation according to the item 4.1, 4.3 and 5.2 of the agreement, compensate loss of Party B based on the project investment, and assume the penalty no less than 10% of the project investment.

After the change, improvement or removal of project, both parties shall sign documents on that day and the signatures for such documents shall be considered as to accept such changes or removals.

11.3 Turn off or close the project shall comply with following conditions and responsibilities:

11.3.1 Party A shall inform Party B and obtain Party B’s written consent before turning off or shutting down any equipment under this agreement at least 7 days in advance. In an emergency situation, Party A shall notify Party B as soon as possible.

6

11.3.2 If any equipment is shut down and cause the termination of the agreement due to force majeure (such as war, earthquake, flood), Party B shall take measures to avoid greater loss. If Party A shut down the project due to reasons other than force majeure and without notifying Party B immediately, Party A shall pay Party B all fees as stipulated in 10.1.1 and 10.1.2.

11.3.3 If the business operation is stopped due to changes of national industry policies, both parties shall negotiate a solution. If any dispute arises, the dispute shall be resolved according to 17.2.

11.4 The utilization and change of equipment and facilities owned by Party A shall comply with following conditions and responsibilities:

11.4.1 Party A should ensure its equipment related to this agreement can operate normally. If there is any malfunction affects the normal operation of the project and results in the energy-saving amount decrease, the fee charging period shall be extended according to section 6.6 of the agreement.

11.4.2 If Party A intends to modify its equipment or production plan which may affect the energy-saving amount of the project, Party A shall make written notice to Party B at least 7 days in advance and explain the possible impact to the energy-saving amount. If the energy-saving amount is decreased, Party A shall assume the electricity product loss of Party B (not applicable if Party A reaches the agreed capacity and working hours for CDQ already).

11.5 If Party B has any losses caused by Party A’s safety accidents during its production, Party A shall take full responsibility; If Party A has any losses caused by Party B’s safety accidents during its production, Party B shall take full responsibilities.

11.6 Other risks and responsibilities of the project are as follows:

Neither party would take any responsibility for the risks caused by unforeseeable objective reasons. For other risks, the parties shall negotiate and agree on the responsibilities of the wrongdoer accordingly first, then such party shall assume the responsibilities.

11.7 Special arrangements for the risk control are as follows:

In order to prevent investment risks and ensure Party B’s expected earnings, the risk control arrangements are as follows:

11.7.1 If Party A breaches the agreement and cannot provide Party B with its related company information and normal production data or necessary basic materials such as feasibility research report, environmental appraisal report, safety appraisal report and project establishment of the waste heat power generation project, or cannot deliver the site to Party B before scheduled date, Party B can extend its performance period accordingly and the benefit sharing period shall be extended accordingly as well.

11.7.2 Party A shall guarantee its production operates normally. Total waste heat supply time in the first five years is no less than 37,500 hours. If Party A makes large-scale reconstruction to its equipment which affects Party B’s due benefits under the agreement, Party A needs to inform Party B in written for approval and assume any relevant losses of Party B.

Item 12 Modification, cancellation and termination of the agreement

12.1 If any party wants to amend, supplement this agreement, it shall be discussed and agreed by both parties and sign a supplement agreement. The supplement agreement shall have the same legal affect to this agreement.

7

12.2 If Party A intends to terminate the agreement early, it shall send written notice 60 days in advance to Party B. The termination fees and compensation shall be paid to Party B in the following manner:

12.2.1 If it is less than 5 years (including 5 years) into the term when Party A requests to terminate the agreement;

Termination fees and compensation= total amount of investment by Party B + average annual investment return * (5- number of years has been into operation)

12.2.2 If it is more than 5 years (excluding 5 years) into the operation when Party A requests to terminate the agreement;

Termination fees and compensation= total amount of investment by Party B – total amount of amortization (the amortization period is 20 year).

12.3 If anything happens to Party A or Party B that could affect its ability to continue its business operation, including but not limited to bankruptcy, closure, merger, transfer, separation, each party shall inform each other within 5 working days and provide relevant certified document. If the agreement cannot be performed due to such situation, Party A or B has right to ask other party for compensation for losses.

12.4 Upon the mutual agreement, the parties can terminate or cancel the agreement. The parties agree that after written notice of termination reaches to the other party, the validity period for such party to confirm the termination of the agreement is 30 days.

12.5 During the term of the agreement, if Party A is closed, discontinued or ceased to survive, conversion or merger or division with other entities, this agreement is still valid to Party A or its successor. Party A shall inform relevant party under such circumstance and include such condition with the new entity. If relevant party does not accept the condition, Party A shall purchase this project according to section 12.2 before the above event happens. If the agreement is terminated due to bankruptcy of Party A, Party B shall have the first priority to be compensated during the bankruptcy procedure.

Item 13 Transfer of Rights and Obligations

13.1.	If Party A transfers it coking ovens, it shall guarantee that the transferee will undertake the rights and obligations under the agreement. If the transferee does not sign a new agreement with Party B according to the original agreement, Party B has rights to claim compensation. Party A shall pay Party B the compensation according to 12.2.

13.2.	Before transferring obligations under the agreement, Party A shall get approval from Party B in writing. Without approval from Party B, any transfer or transfer of obligations by Party A are invalid.

13.3.	Before transferring rights under the agreement, Party B shall notify Party A in writing.

13.4.	Before transferring obligations under the agreement, Party B shall get approval from Party A in writing. Without approval from Party A, any transfer or transfer of obligations by Party B are invalid.

8

Item 14 Infringement and indemnification

14.1.	For any property loss or personal injury of Party A caused by intention or negligence of Party B or any person employed by Party B, Party B shall compensate the 100% of the losses caused.

14.2.	For any property loss or personal injury of Party B caused by intention or negligence of Party A or any person employed by Party A, Party A shall compensate the 100% of the losses caused.

14.3.	The party suffered damage or loss shall also assume corresponding responsibility according to the degree of its own fault if such party has mistakes during the process as well and the other party's responsibilities shall be reduced accordingly.

Item 15 Confidentiality

Both parties agree to fulfill the following obligations of confidentiality.

15.1.	Party A
15.1.1.	Confidentiality contents: Project cooperation method and price
15.1.2.	Personnel: All personnel involved to the project
15.1.3.	Duration: 10 years
15.1.4.	Responsibilities in case of leakage: refer to confidential information terms
15.2.	Party B
15.2.1.	Confidentiality contents: Project cooperation method and price, information provided by Party A under section 6.1 (3)
15.2.2.	Personnel: All personnel involved to the project
15.2.3.	Duration: 10 years
15.2.4.	Responsibilities in case of leakage: refer to confidential information terms

Item 16 Force Majeure

16.1.	When one party cannot execute the agreement due to force majeure, the party shall notify the other party immediately. Once the party provides the valid proof, it may postpone, partial execute, or suspend the performance of the agreement or terminate the agreement.

16.2.	If the agreement cannot be executed or the execution is postponed due to force majeure, both parties shall be exempt from liabilities for breach of agreement or liabilities to compensate for the damages.

Item 17 Settlement of Disputes

17.1.	Any disputes arose from the execution, interpretation, breach of agreement, or termination of the agreement shall be settled through amicable negotiations between both parties.

17.2.	If the negotiations fail, both parties agree to use the second (2) method to settle the disputes.
(1)	Submit arbitration to the arbitration commission in plaintiff location.
(2)	File lawsuit to the local people’s court where the agreement is signed.

9

Item 18 Insurance

18.1.	Party B shall be responsible for project related liability insurance, life insurance and property insurance and assume the insurance fees before its equipment are shipped to Party A’s production or installation site. The insurance coverage shall be no less than the actual value of the insured properties.

18.2.	Party B shall be responsible for the insurance coverage and insurance fees for the equipment from the date when it shipped to Party A’s installation site to the date of termination of this agreement. The amount of property insurance shall be no less than the actual value of the insured properties. The types and amounts for life insurance and liability insurance shall be handled in accordance with the actual needs, common practices and legal requirements.

18.3.	The beneficiary of insurance stated in this item shall be Party B.

18.4.	Both parties shall negotiate to avoid repeated insurance purchase.

Item 19 Intellectual Property Rights

19.1	With respect to patent use rights and technical secret license, both parties agreed: For patents or technical secrets obtained by Party B during performance of this agreement, they belong to Party B, and Party B is responsible for required procedures for patent or use rights; for patents or technical secrets obtained by Party A during the operation, they belongs to Party A, and Party A is responsible for required procedures for patent or use rights.

Item 20 Appendixes

20.1.	For the technical documents related to the performance of this agreement, upon the execution by the parties, constitute an integral part of this agreement:
20.1.1	Project description, item description: see appendix 1;
20.1.2	List of equipment and materials: provided by Party B;
20.1.3	Technical solutions and technology agreements of this project.

20.2.	Energy price agreement:
20.2.1	Separate electricity meter for the project shall be set up and the energy saving service fee shall be calculated according to the meter.

20.2.2	Price fluctuation: If electricity price of the local grid provide to Party A is changed by local government, the price of power Party B sells to Party A shall have the same adjustment.
20.3.	Energy savings measurement and verification plan: the measurement device of the power generation project shall be invested and installed by Party B. Party B is responsible for the daily management and maintenance and relevant cost.

Item 21 Effectiveness of Agreement and Miscellaneous

21.1.	After the signature of the agreement, each party shall appoint a contact person to be responsible for coordinating the project progress. If any party changes the contact person for the project, the party shall notify the other party in written notice within 5 days. If the party fails to timely notify the other party which impacts the performance of this agreement or causes any losses, such party shall assume the responsibilities.
21.2.	When sending notices via email, text, telephone or faxes, if such notice is involving any party's rights or obligations, such notice shall also be sent via express mail to the other party. The addresses listed in this agreement are the postal addresses for the parties.

10

21.3.	If the content of any appendixes differs from the content of this master agreement, this agreement prevails.
21.4.	After the agreement is signed, Party B shall start to collect technology data, design and survey work within 10 days, and provide technical solution within a month to be confirmed by party A.
21.5.	The agreement is made in quadruplicate. Each party holds two copies which have the same legal effect.

Party A: Tangshan Baoliyuan Coking Co., Ltd. (Seal)

Representative Signature:

Party B: Xi’an TCH Energy Technology Co., Ltd.(Seal)

Representative Signature:

Date:

11